Exhibit T3E-3

HEARING DATE AND TIME:	January 12, 2009 at 11:00 a.m.
OBJECTION DEADLINE:	January 8, 2009 at 4:00 p.m.
Jonathan S. Henes (JH 1979)
Michael A. Cohen (MC 1277)
KIRKLAND & ELLIS LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022-4611
Telephone: (212) 446-4800
Facsimile: (212) 446-4900
Attorneys for the Debtors and Debtors in Possession
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11
)
WELLMAN, INC., et al.,[1]	)	Case No. 08-10595 (SMB)
	)	Jointly Administered
Debtors.	)
)
NOTICE OF FILING OF MODIFIED PLAN OF
REORGANIZATION AND ADJOURNED CONFIRMATION HEARING
     PLEASE TAKE NOTICE that on November 10, 2008, the Debtors filed the Debtors’ Third Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”).
     PLEASE TAKE FURTHER NOTICE that on December 24, 2008, the Debtors filed a modified version of the Plan (the “Modified Plan”). A blackline version of the Modified Plan, which marks the changes between the Modified Plan and the Plan is attached hereto as Exhibit A.
          PLEASE TAKE FURTHER NOTICE that the Modified Plan, may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours and parties may obtain a copy of the Modified Plan (a) on the Bankruptcy Court’s official website at www.nysb.uscourts.gov, (b) on the Debtors’ notice and claims agent’s website, at www.kccllc.net/wellman, (c) upon written request from Kurtzman Carson Consultants LLC, 2335 ALASKA AVENUE, EL SEGUNDO, CALIFORNIA 90245, and (d) upon telephonic request, by calling (888) 647-1738 (toll free).
     PLEASE TAKE FURTHER NOTICE that objections, if any, to confirmation of the Modified Plan that relate solely to the modifications made to the Plan: (a) must be in writing, state the name of the objector, its interest in the Debtors’ chapter 11 cases and, if appropriate, the amount and nature of its claim; (b) must state with particularity the basis and nature of any objection to confirmation of the Modified Plan; and (c) must be filed with the Bankruptcy Court and served so that they are received no later than 4:00 p.m., Eastern Time, on January 8, 2009, by: (i) Kirkland & Ellis LLP, 153 E. 53rd Street,

[1]	The Debtors in these cases include: Wellman, Inc; Wellman Fibres Ltd.; MRF, Inc.; Prince, Inc.; Warehouse Associates Inc.; Carpet Recycling of Georgia Inc.; Wellman of Mississippi, Inc.; Fiber Industries, Inc.; ALG, Inc.; Josdav, Inc.; PTA Resources LLC; and MED Resins, Inc.

New York, New York 10022-4675 (Attn: Jonathan S. Henes, Esq.), counsel for the Debtors, (ii) the Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, 21st floor, New York, New York 10004 (Attn: Andrew Velez-Rivera, Esq.), (iii) Winston & Strawn LLP, 35 W. Wacker Drive, Chicago, Illinois 60601-9703 (Attn: Daniel J. McGuire, Esq.), counsel for the DIP Agent, (iv) Haynes & Boone, LLP, 153 E. 53rd Street, New York, New York 10022-4675 (Attn: Lenard M. Parkins, Esq. and Jonathan Hook, Esq.), counsel for the Bank of New York, (v) Akin Gump Strauss Hauer & Feld, LLP, 590 Madison Avenue, New York, New York 10022 (Attn: Michael S. Stamer, Esq. and Philip M. Abelson, Esq.), counsel for Wilmington Trust Company, (vi) Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York, 10036-8704 (Attn: Mark R. Somerstein, Esq.), counsel for the Creditors’ Committee.
     PLEASE TAKE FURTHER NOTICE that any holder of a Class 2 First Lien Term Loan Claim or Class 3 Second Lien Term Loan Claim that wishes to change its acceptance or rejection of the Plan, due to the modifications made to the Plan, which are reflected in the Modified Plan, may do so by requesting in writing a Ballot from Kurtzman Carson Consultants LLC, 2335 ALASKA AVENUE, EL SEGUNDO, CALIFORNIA 90245, or by calling (888) 647-1738 (toll free).
     PLEASE TAKE FURTHER NOTICE that for a Ballot requesting to change a vote to accept or reject the Modified Plan to be counted, the Ballot must be returned to Kurtzman Carson Consultants LLC, Wellman Balloting c/o Kurtzman Carson Consultants LLC, 2335 ALASKA AVENUE, EL SEGUNDO, CALIFORNIA 90245, so that it is received by no later than 4:00 p.m., Eastern Time on January 8, 2009.
     PLEASE TAKE FURTHER NOTICE that the Debtors reserve the right to object to any party’s ability to change their vote to accept or reject the Modified Plan.
     PLEASE TAKE FURTHER NOTICE that, subject to the terms of the Modified Plan, the Debtors reserve their right to further alter, amend, or modify the Modified Plan.
     PLEASE TAKE FURTHER NOTICE that the Confirmation Hearing will be held on January 12, 2009 at 11:00 a.m. Eastern Time or as soon thereafter as counsel may be heard at the United States Bankruptcy Court for the Southern District of New York, Room 723, One Bowling Green, New York, New York 10004-1408 before the Honorable Stuart M. Bernstein, Chief United States Bankruptcy Judge.

Dated:	New York, New York	KIRKLAND & ELLIS LLP
December 24, 2008

/s/ Jonathan S. Henes Jonathan S. Henes (JH 1979)
Michael A. Cohen (MC 1277)
Citigroup Center
153 East 53rd Street
New York, New York 10022-4675
Telephone: (212) 446-4800
Facsimile: (212) 446-4900

Attorneys for Debtors and Debtors in Possession

Exhibit A
Blackline Version of the Modified Plan